CUSIP# 138 748 108
Trading Symbol: OTC BB CWPC

NEWS RELEASE

FOR RELEASE: August 15, 2006

CanWest Petroleum announces closing of private placement

Calgary, Alberta -- CanWest Petroleum Corporation (OTC BB: CWPC) announced today that it has completed a non-brokered private placement of 3.9 million common shares at a price per share of $3.80 US for aggregate gross proceeds of $14,820,000 US ($16,604,328 Cdn). The lead investor in the private placement was the Resolute Performance Fund, based in Toronto, Ontario.

CanWest Petroleum intends to use the proceeds of the private placement to fund the purchase of the 2.5 percent gross overriding royalty on Oilsands Quest's permit lands, which purchase is expected to be completed on August 15, 2006. Oilsands Quest is a subsidiary of CanWest Petroleum. The common shares have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or the laws of any state of the United States, and may not be offered or sold in the United States or to "U.S. persons" (as such term is defined in Regulation S under the Securities Act) absent registration or an applicable exemption from registration.

Following its combination with Oilsands Quest and this private placement, CanWest Petroleum has approximately 183,468,196 issued and outstanding common shares (including common shares underlying 57,349,388 Exchange Shares of Oilsands Quest) and, on a fully diluted basis, 236,065,234 common shares.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies' operations, markets, products and prices, and including other factors discussed in CanWest Petroleum Corporation's various filings with the Securities and Exchange Commission.

For more information:

Institutional investors, contact The Buick Group
Toll Free Office Email	1-877-748-0914 416-915-0915 jbuick@buickgroup.com

Retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free Office Email	1-800-299-7823 403-232-6251 investorrelations@hedlinlauder.com